Exhibit 99.1
hhgregg Announces Second Fiscal Quarter Operating Results
Second Quarter Summary

•	Net sales decreased 3.3% to $568.3 million

•	Comparable store sales decreased 6.2%

•	Net income per diluted share was $0.12 versus net income per diluted share of $0.11 in the prior year quarter

•	The Company repurchased 0.8 million shares of its common stock for $13.9 million under its share repurchase program
INDIANAPOLIS, October 31, 2013 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands, except share and per share data)	2013	2012	2013	2012
Net sales	$568,315	$587,636	$1,093,237	$1,077,492
Net sales % (decrease) increase	(3.3)%	(5.0)%	1.5%	2.6%
Comparable store sales % decrease (1)	(6.2)%	(8.8)%	(3.0)%	(7.2)%
Gross profit as a % of net sales	29.6%	29.6%	29.5%	29.8%
SG&A as a % of net sales	21.2%	21.4%	21.9%	22.7%
Net advertising expense as a % of net sales	5.4%	5.4%	5.2%	5.5%
Depreciation and amortization expense as a % of net sales	1.8%	1.7%	2.0%	1.8%
Income (loss) from operations as a % of net sales	1.2%	1.1%	0.5%	(0.2)%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net income (loss)	$3,679	$3,760	$2,419	$(1,940)
Net income (loss) per diluted share	$0.12	$0.11	$0.08	$(0.05)
Weighted average shares outstanding—diluted	31,240,325	35,291,269	31,427,112	35,685,482
Number of stores open at the end of period	228	223

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $3.7 million, or $0.12 per diluted share, for the three month period ended September 30, 2013, compared with net income of $3.8 million, or $0.11 per diluted share, for the comparable prior year period. For the six month period ended September 30, 2013, the Company reported net income of $2.4 million, or $0.08 per diluted share, compared with a net loss of $(1.9) million, or $(0.05) per diluted share for the comparable prior year period. The decrease in net income for the three month period ended September 30, 2013 was largely due to a comparable store sales decrease of 6.2%, partially offset by a decrease in SG&A as a percentage of net sales. The increase in net income for the six month period ended September 30, 2013 was largely the result of an increase in net sales due to the net addition of five stores during the past 12 months, a decrease in SG&A expense as a percentage of net sales and a decrease in net advertising as a percentage of net sales, partially offset by a decrease in gross profit as a percentage of net sales.
Dennis May, President and CEO commented, “Though we continue to see headwinds in our consumer electronics business, we are pleased with our ninth consecutive quarter of comparable store sales increases in the appliance category. Additionally, we are pleased with the completion of our sales floor reset and the progress made with our other initiatives aimed at the long term success of transforming our retail strategy. We have continued to make investments in our business, including the expansion of our consumer credit capabilities, with a seamless secondary credit option, and enhancements to our website. While pleased with our early efforts in reshaping our sales mix, our sales performance continues to demonstrate that this transition will take time as we introduce new products to offset the sales losses from the consumer electronics category.”

Net sales for the three months ended September 30, 2013 decreased 3.3% to $568.3 million from $587.6 million in the comparable prior year period. The decrease in net sales for the three month period was primarily the result of a comparable store sales decrease of 6.2%. Net sales for the six months ended September 30, 2013 increased 1.5% to $1,093.2 million from $1,077.5 million in the comparable prior year period. The increase in net sales for the six month period was attributable to the net addition of five stores during the past 12 months partially offset by a comparable store sales decrease of 3.0%.
Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2013 and 2012 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012	2013	2012	2013	2012
Appliances	50%	46%	51%	47%	2.6%	1.1%	5.0%	3.5%
Consumer electronics (1)	36%	42%	35%	41%	(20.4)%	(20.4)%	(18.0)%	(19.4)%
Computing and wireless (2)	9%	9%	9%	9%	(7.2)%	10.8%	1.8%	9.7%
Home products (3)	5%	3%	5%	3%	69.1%	(6.9)%	75.8%	(6.9)%
Total	100%	100%	100%	100%	(6.2)%	(8.8)%	(3.0)%	(7.2)%

(1)	Primarily consists of accessories, audio, personal electronics and televisions.

(2)	Primarily consists of computers, mobile phones and tablets.

(3)	Primarily consists of fitness equipment, furniture and mattresses.
The decrease in comparable store sales for the three months ended September 30, 2013 was driven primarily by a decrease in comparable store sales in the consumer electronics and computing and wireless categories, partially offset by an increase in the appliance and home products categories. The appliance category increase in comparable store sales was driven by an increase in the average selling price. The home products category increase in comparable store sales was primarily a result of sales from the introduction of furniture and fitness equipment. The consumer electronics category comparable store sales decline was driven primarily by a double digit comparable store sales decrease in televisions, largely resulting from our strategy of offering fewer entry level models. The computing and wireless category decrease in comparable store sales was led by a decline in sales of mobile phones and notebook computers, partially offset by the continuing increased demand for tablets.
Gross profit margin, expressed as gross profit as a percentage of net sales, remained unchanged at 29.6% for the three months ended September 30, 2013 compared to the comparable prior year period, largely a result of a favorable product sales mix shift offset by modest gross margin rate declines within most of the categories.
SG&A expense, as a percentage of net sales, decreased 22 basis points for the three months ended September 30, 2013 compared to the prior year period. The decrease in SG&A as a percentage of net sales was largely a result of decreases in wage expense, employee benefit expense and bank and credit card fees as a percentage of net sales. The decrease was due primarily to continued cost cutting measures that were initially implemented throughout the second quarter of the prior fiscal year.
Net advertising expense, as a percentage of net sales, remained unchanged during the three months ended September 30, 2013 compared to the prior year period.
Depreciation expense, as a percentage of net sales, increased 16 basis points for the three months ended September 30, 2013 compared to the prior year period. The increase as a percentage of net sales was primarily due to the capital spend associated with the five new stores opened during the past 12 months and the deleveraging effect of the net sales decline.
Our effective income tax rate for the three months ended September 30, 2013 decreased to 39.3% from 39.8% in the comparable prior year period. The decrease in the effective income tax rate is the result of an unfavorable adjustment to state income taxes recognized in the second quarter of fiscal 2013.  No such adjustment was made in the current year period.
Dennis May, President and Chief Executive Officer continued, "As we look forward, we are confident in our readiness and our ability to execute around our key investments made during the second quarter in preparation for the upcoming holiday season. These investments include the completion of the hiring and training of our associates, the reset of our sales floor which includes an expanded focus of premium TV's and an expanded furniture offering, deeper credit options over the prior year and the continuation of our marketing plans with our new advertising agency."

Share Repurchase
During the second quarter ended September 30, 2013, the Company repurchased 795,806 shares of its common stock at a total cost of $13.9 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 16, 2013 and expires on May 22, 2014. As of September 30, 2013, the Company had available approximately $25.8 million authorized to repurchase shares of common stock under the current share repurchase program.
Guidance
The Company continues to expect net income per diluted share to be within a range of $0.75 to $0.90 for fiscal 2014.
Included in the Company’s guidance are the following annual assumptions:

•	Fiscal 2014 comparable store sales of negative 3.5% to negative 2.0% from our previous assumption of negative 2.5% to flat

•	Fiscal 2014 net sales change of negative 1.5% to flat from our previous assumption of an increase of 1.0% to 3.5%

•	One new store opening in fiscal 2014 from our previous assumption of five new store openings

•	Capital expenditures remain in the range of $28 million to $32 million

•	The impact of year to date share repurchase activity of 1.5 million shares at a cost of $24.2 million

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended September 30, 2013, on Thursday, October 31, 2013 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, tablets, wireless devices, consumer electronics, home furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including our ability to manage costs, shifts in our sales mix, plans to roll out additional products, and plans to update guidance. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; its ability to anticipate changes in consumer preferences and maintain positive brand perception and recognition; competition in existing, adjacent and new metropolitan markets; competition from Internet retailers; ability to modify its product mix based on changes in consumer trends and preferences; industry wide declines in the consumer electronics category; ability to reduce reliance on the consumer electronics category; impact of our sales mix and ability to focus on consumer home products; its ability to effectively execute its strategic initiatives, particularly in the consumer electronics category; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain the security of customer, associate or Company information; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to meet the financial performance guidance provided to the public; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-K filed May 20, 2013. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(In thousands, except share and per share data)
Net sales	$568,315	$587,636	$1,093,237	$1,077,492
Cost of goods sold	400,365	413,489	770,522	756,686
Gross profit	167,950	174,147	322,715	320,806
Selling, general and administrative expenses	120,389	125,794	239,698	244,567
Net advertising expense	30,539	31,754	56,435	59,370
Depreciation and amortization expense	10,406	9,843	21,444	19,257
Income (loss) from operations	6,616	6,756	5,138	(2,388)
Other expense (income):
Interest expense	557	510	1,161	988
Interest income	(2)	(3)	(7)	(5)
Total other expense	555	507	1,154	983
Income (loss) before income taxes	6,061	6,249	3,984	(3,371)
Income tax expense (benefit)	2,382	2,489	1,565	(1,431)
Net income (loss)	$3,679	$3,760	$2,419	$(1,940)
Net income (loss) per share
Basic	$0.12	$0.11	$0.08	$(0.05)
Diluted	$0.12	$0.11	$0.08	$(0.05)
Weighted average shares outstanding-basic	30,682,051	35,237,201	30,971,050	35,685,482
Weighted average shares outstanding-diluted	31,240,325	35,291,269	31,427,112	35,685,482
HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.4	70.4	70.5	70.2
Gross profit	29.6	29.6	29.5	29.8
Selling, general and administrative expenses	21.2	21.4	21.9	22.7
Net advertising expense	5.4	5.4	5.2	5.5
Depreciation and amortization expense	1.8	1.7	2.0	1.8
Income (loss) from operations	1.2	1.1	0.5	(0.2)
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
Income (loss) before income taxes	1.1	1.1	0.4	(0.3)
Income tax expense (benefit)	0.4	0.4	0.1	(0.1)
Net income (loss)	0.6	0.6	0.2	(0.2)
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2013, MARCH 31, 2013 AND SEPTEMBER 30, 2012
(UNAUDITED)

	September 30, 2013	March 31, 2013	September 30, 2012
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$38,175	$48,592	$8,471
Accounts receivable—trade, less allowances of $25, $1 and $35 as of September 30, 2013, March 31, 2013 and September 30, 2012, respectively	14,582	24,271	30,284
Accounts receivable—other	19,165	18,748	23,065
Merchandise inventories, net	324,515	315,562	339,732
Prepaid expenses and other current assets	5,955	5,567	4,708
Income tax receivable	1,371	1,414	7,813
Deferred income taxes	6,220	5,758	10,130
Total current assets	409,983	419,912	424,203
Net property and equipment	211,559	217,911	223,549
Deferred financing costs, net	2,604	1,992	2,324
Deferred income taxes	34,653	35,252	35,505
Other assets	1,470	1,354	1,179
Total long-term assets	250,286	256,509	262,557
Total assets	$660,269	$676,421	$686,760
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$143,740	$150,333	$160,352
Customer deposits	43,552	38,042	38,601
Accrued liabilities	52,026	49,422	50,852
Income tax payable	119	2,145	—
Total current liabilities	239,437	239,942	249,805
Long-term liabilities:
Deferred rent	76,420	77,777	79,261
Other long-term liabilities	11,673	12,044	12,428
Total long-term liabilities	88,093	89,821	91,689
Total liabilities	327,530	329,763	341,494
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2013, March 31, 2013 and September 30, 2012, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,067,889, 40,640,743 and 40,589,745 shares issued; and 30,401,424, 31,468,453 and 34,600,945 outstanding as of September 30, 2013, March 31, 2013 and September 30, 2012, respectively	4	4	4
Additional paid-in capital	295,682	287,806	284,941
Retained earnings	157,069	154,650	127,341
Common stock held in treasury at cost, 10,666,465, 9,172,290 and 5,988,800 shares as of September 30, 2013, March 31, 2013 and September 30, 2012, respectively	(120,016)	(95,802)	(67,020)
Total stockholders’ equity	332,739	346,658	345,266
Total liabilities and stockholders’ equity	$660,269	$676,421	$686,760

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(UNAUDITED)

	Six Months Ended
	September 30, 2013	September 30, 2012
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$2,419	$(1,940)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21,444	19,257
Amortization of deferred financing costs	334	332
Stock-based compensation	2,726	2,514
Excess tax benefit from stock based compensation	(27)	(585)
Gain on sales of property and equipment	(364)	(143)
Deferred income taxes	137	2,974
Tenant allowances received from landlords	1,390	6,187
Changes in operating assets and liabilities:
Accounts receivable—trade	9,689	(10,817)
Accounts receivable—other	219	(25)
Merchandise inventories	(8,953)	(57,323)
Income tax receivable	70	(11,613)
Prepaid expenses and other assets	(504)	1,609
Accounts payable	(358)	21,361
Customer deposits	5,510	9,608
Income tax payable	(2,026)	—
Accrued liabilities	2,604	7,117
Deferred rent	(3,383)	(2,640)
Other long-term liabilities	(237)	284
Net cash provided by (used in) operating activities	30,690	(13,843)
Cash flows from investing activities:
Purchases of property and equipment	(14,253)	(35,391)
Proceeds from sales of property and equipment	221	17
Net cash used in investing activities	(14,032)	(35,374)
Cash flows from financing activities:
Purchases of treasury stock	(24,214)	(19,450)
Proceeds from exercise of stock options	5,123	4,023
Excess tax benefit from stock-based compensation	27	585
Net decrease in bank overdrafts	(11,506)	—
Net borrowings on inventory financing facility	4,441	13,245
Payment of financing costs	(946)	—
Payments received on notes receivable-related parties	—	41
Net cash used in financing activities	(27,075)	(1,556)
Net decrease in cash and cash equivalents	(10,417)	(50,773)
Cash and cash equivalents
Beginning of period	48,592	59,244
End of period	$38,175	$8,471
Supplemental disclosure of cash flow information:
Interest paid	$838	$57
Income taxes paid	$3,383	$7,209
Capital expenditures included in accounts payable	$2,321	$4,366

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2012, 2013 and 2014
(Unaudited)

	FY2012				FY2013				FY2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Beginning Store Count	173	180	204	208	208	210	223	228	228	228
Store Openings	7	24	4	—	2	13	5	—	—	—
Ending Store Count	180	204	208	208	210	223	228	228	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.